FOR IMMEDIATE RELEASE

Ciena Announces Intent to Acquire DonRiver

Expands Blue Planet Intelligent Automation capabilities into IT OSS domain and adds highly specialized software professional services expertise

HANOVER, Md. - September 5, 2018 - Ciena® Corporation (NYSE: CIEN) has entered into a definitive agreement to acquire privately-held DonRiver, a global software and services company specializing in federated network and service inventory management solutions within the service provider Operational Support Systems (OSS) environment.

DonRiver will bring new capabilities to Ciena’s Blue Planet software and services portfolio that significantly enhance the company’s ability to deliver on its Adaptive Network vision through intelligent, closed-loop automation. Specifically, with the addition of DonRiver’s federated network and service inventory management solutions, Ciena’s Blue Planet capabilities will extend beyond network orchestration and control to also provide a unified inventory view of all elements across a provider’s network. Additionally, the DonRiver team of specialized OSS software, integration and consulting experts will complement and scale the Blue Planet organization to form a truly unique and specialized services group that is able to manage modernization projects across both IT and network operations.

“The combination of Blue Planet and DonRiver will enhance our ability to deliver closed loop automation of network services and the underlying operational processes across IT/operations and the network,” said Rick Hamilton, senior vice president of Global Software and Services at Ciena. “With this new set of technology and expertise, we can help customers realize the full benefits of network automation by helping them move away from highly complex and fragmented OSS environments to those that accurately reflect the real-time state and utilization of network resources.”

The transaction is expected to close during Ciena’s fiscal fourth quarter 2018 and is subject to customary closing conditions.

Spurrier Capital Partners acted as financial advisor to DonRiver for this transaction.

###

About Ciena
Ciena (NYSE: CIEN) is a networking systems, services, and software company. We provide solutions that help our clients create more adaptive networks in response to the constantly changing demands of their users. By delivering best-in-class networking technology through high-touch consultative relationships, we build the world’s most sophisticated networks with automation and scale. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

Note to Ciena Investors
You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information and assumptions. These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including those detailed in our most recent annual and quarterly reports filed with the SEC. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.